AGREEMENT OF SALE

     This Agreement of Sale (this “Agreement”) is made this 21st day of April, 2005 (the “Effective Date”), by and between Dayton Superior Corporation, an Ohio corporation (“Seller”), and International Airport Centers L.L.C., a Delaware limited liability company, or one of its subsidiaries (“Purchaser”).

W I T N E S S E T H:

     WHEREAS, Seller, as successor-by-merger to Symons Corporation (“Symons”), a Delaware corporation, and a wholly-owned subsidiary of Seller, is the owner of (i) the fee simple interest in certain real estate containing approximately 17.04 acres commonly known as 200 East Touhy Avenue, Des Plaines, Cook County, Illinois, which is more particularly described on Exhibit A attached hereto (the “Land”), (ii) the building located thereon, including, without limitation, all fixtures and systems located thereon and/or thereto (together with all other buildings, improvements and structures located thereon, and appurtenances thereto, collectively, the “Improvements”), and (iii) all licenses and permits issued by any federal, state, county or municipal authority running to, or in favor of, Seller, Symons and/or the Land and/or the Improvements, which relate exclusively to the ownership of the Land and/or the Improvements, and which are not necessitated solely due to Seller’s particular use, maintenance or operation of the Land and/or the Improvements (collectively, the “Licenses and Permits”); and

     WHEREAS, Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, the Land, the Improvements and the Licenses and Permits (collectively, the “Property”), upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of each party contained herein, the parties hereto do hereby mutually covenant and agree as follows:

ARTICLE 1
PROPERTY

     The description of the Property also shall include all of the right, title and interest, if any, of Seller in and to the following, if any: All easements and rights (whether or not of record), privileges, and appurtenances in any way belonging or appertaining to the Land and the Improvements, including, without limitation, all mineral, oil, gas and other hydrocarbon substances on and under the Land and all development, air and water rights relating to the Land, and the use of all strips and rights-of-way (including vehicular and pedestrian rights-of-way) abutting, adjacent, contiguous to or adjoining the Land.

ARTICLE 2
PURCHASE AND SALE; PURCHASE PRICE; EARNEST MONEY

     2.1 Subject to the terms and conditions contained herein, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller. The total purchase price

(“Purchase Price”) for the Property, subject to the provisions herein contained, shall be TWELVE MILLION AND NO/100 DOLLARS ($12,000,000.00). The Purchase Price, plus or minus prorations, as herein provided, shall be payable in immediately available funds at the Closing (as hereinafter defined).

     2.2 Purchaser, simultaneously with the execution and delivery of this Agreement by Seller and Purchaser, shall deposit with the Title Company (as hereinafter defined), as escrow agent, the amount of One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00), which amount, together with all interest earned thereon, shall be referred to herein, collectively, as the “Earnest Money.” The Earnest Money shall be paid in immediately available funds. The Earnest Money shall become nonrefundable at 5:00 p.m. (Chicago, Illinois time) on the Effective Date, except as otherwise expressly set forth herein. The Earnest Money shall be held and disbursed by the Title Company, pursuant to an earnest money escrow agreement to be entered into by Seller, Purchaser and the Title Company promptly after Purchaser shall have deposited the Earnest Money with the Title Company in accordance with the provisions of this paragraph. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument and shall be paid to the party to which the Earnest Money is paid pursuant to the provisions hereof. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money shall be applied to the Purchase Price to be paid by Purchaser at the Closing.

ARTICLE 3
REVIEW OF PROPERTY

     3.1 Prior to the Effective Date, Seller provided Purchaser, and its members, officers, employees, agents, representatives, attorneys and consultants, access to the Property, for the purpose of making such inspections, tests, copies and verifications as any of them deemed necessary in their sole and absolute discretion, as to a written environmental assessment of the Property (the “Environmental Assessment”) prepared by a reputable independent environmental consultant, which Purchaser ordered from IVI International, Inc. (“IVI”) on March 1, 2005.

     3.2 Subsequent thereto, Purchaser received from IVI the Environmental Assessment dated March 24, 2005. Promptly upon receipt by Purchaser of the Environmental Assessment, Purchaser delivered a copy thereof to Seller. The Environmental Assessment states that certain components of the Improvements consist of asbestos-containing materials (“ACMs”), although, at this time, the Environmental Assessment merely recommends the maintenance of the ACMs in good condition under an asbestos operation and maintenance program. On the other hand, the Environmental Assessment also recommends that, if, in the future, any of the ACMs should be disturbed or removed in connection with any maintenance, demolition or renovation of the Improvements, the Environmental Assessment recommends that such ACMs be characterized for asbestos by a material specific reliable method for detecting the same. As a result, also promptly upon Purchaser’s receipt of the Environmental Assessment, Purchaser ordered from IVI an additional environmental assessment of the Property dated March 24, 2005 (the “Supplemental Assessment”) to determine the cost of the remediation, removal and/or abatement, as applicable, of the ACMs in connection with any future demolition or renovation activities that might be conducted by Purchaser with respect to the Property. Promptly upon receipt by Purchaser of the Supplemental Assessment, Purchaser delivered a copy thereof to Seller. As a result, Seller hereby agrees that, at the Closing, Seller shall give to Purchaser a credit (the “ACM Remediation Credit”) towards the Purchase Price in the amount of Twenty Thousand and No/100 Dollars ($20,000.00), and, in consideration of the ACM Remediation Credit, Purchaser hereby waives and releases any and all claims, demands and/or rights Purchaser otherwise might have had against Seller and/or Seller’s Parties (as hereinafter defined) arising solely due to the remediation, removal and/or abatement, as applicable, of the ACMs in connection with any future demolition or renovation activities that might be conducted by Purchaser with respect to the Property. Moreover, notwithstanding anything contained herein or in the Lease (as hereinafter defined) to the contrary, Purchaser hereby agrees to indemnify, defend, protect and forever hold harmless Seller and all of Seller’s Parties, from any and all liabilities, claims, expenses, judgments, damages, liens, demands and costs of whatever nature, including, but not limited to, reasonable attorneys’ fees and costs of litigation, which Seller and/or any of Seller’s Parties, as the case may be, may suffer, sustain, incur or be subjected to, solely due to the remediation, removal and/or abatement, as applicable, of the ACMs in connection with any future demolition or renovation activities that might be conducted by Purchaser with respect to the Property.

ARTICLE 4
TITLE AND SURVEY

     4.1 Seller, at its sole cost and expense, shall cause Chicago Title Insurance Company, 171 North Clark Street, Chicago, Illinois, with a copy to 711 3rd Avenue, 5th Floor, New York, NY 10017, Attention: Mr. Jack Marino, Phone No.: 212/880-1201; Fax No.: 212/880-1401 (the “Title Company”) to issue to Purchaser at the Closing a 1970 ALTA extended coverage owner’s title insurance policy (revised 1984) in a form acceptable to Purchaser in the amount of the Purchase Price naming Purchaser as the proposed insured thereunder, which shall insure good and marketable fee simple title to the Land and the Improvements (the “Title Policy”), and shall show that the title to the Land and the Improvements held by Seller, is subject only to the matters set forth on Exhibit B attached hereto and such other matters, if any, as shall be approved by Purchaser in writing (collectively, the “Permitted Exceptions”), and to issue endorsements deleting all Schedule B general exceptions contained in the Title Policy, an access endorsement, a tax lot endorsement, a 3.1 zoning endorsement (including parking), a contiguity endorsement, a survey accuracy endorsement, an environmental lien endorsement, a restrictive covenant endorsement, if applicable, and such other endorsements as Purchaser reasonably may require. Also, the Title Policy shall insure any and all easement parcels that benefit the Land and/or the Improvements as Purchaser shall designate. Seller shall be responsible for the payment of all costs necessary to remove any liens and other encumbrances secured by or affecting the Property, or any interest therein, other than the Permitted Exceptions.

     4.2 If the Title Policy shall show that title to the Property is not in the condition required by Paragraph 4.1 hereof, Seller shall have ten (10) days (the “Cure Period”) in which to remedy the defects of title shown thereon, or, if reasonably approved by Purchaser, to obtain, at Seller’s sole cost and expense, title insurance issued by the Title Company insuring over and against such defects and provide evidence reasonably satisfactory to Purchaser thereof. If Seller shall fail to remedy such defects or obtain such title insurance, within the Cure Period, Purchaser shall have the option, exercisable within ten (10) days after the expiration of the Cure Period, to (a) accept the status of the title subject to such title defects, and proceed with this Agreement, (b) extend the Closing Date (as hereinafter defined) a reasonable period of time to give Seller an opportunity to comply with the terms hereof (at which time the options contained in this Paragraph 4.2 again shall be available to Purchaser) or (c) give written notice to Seller of Purchaser’s election to terminate this Agreement, receive a refund of the Earnest Money, and, if such title defects shall have been caused by Seller and/or any of Seller’s Parties, be reimbursed for all reasonable out-of-pocket expenses incurred by Purchaser in connection with its proposed acquisition of the Property, and, upon such refund of the Earnest Money and such reimbursement of the out-of-pocket expenses by Seller, if applicable, this Agreement and the rights and obligations hereunder of the parties shall terminate, whereupon no party hereto shall have any claim against the other by virtue of this Agreement, except as otherwise herein provided. If, however, the condition of title to the Property is not such as is required by Paragraph 4.1 hereof solely by reason of any liens or other obligations that were not created or incurred by acts or omissions of Purchaser, or those claiming by, through, or under Purchaser, and the amount of each of which is readily ascertainable, the subject transaction shall be consummated by application of such portion of the Purchase Price as may be necessary to discharge such obligations.

     4.3 On March 4, 2005, Purchaser, at Seller’s sole cost and expense, ordered, from Certified Survey Co. of Park Ridge, Illinois (“Surveyor”), an update of the existing survey of the Property previously prepared by Surveyor and provided by Seller to Purchaser, which updated survey (the “Survey”) shall consist of a staked boundary survey of the Property prepared in accordance with the “Minimum Standard Detail Requirements for A.L.T.A./A.C.S.M. Land Title Surveys” jointly established and adopted by ALTA and ACSM in 1999. Seller and Purchaser acknowledge that the Surveyor has issued to Purchaser a proposal to prepare the Survey for a cost of between $2,800 and $3,200 (the “Survey Cost Limit”), a copy of which proposal Purchaser has provided to Seller. If the actual cost of the Survey shall exceed the Survey Cost Limit, then Seller must approve the same, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 5
CONDITIONS PRECEDENT TO CLOSING

     Purchaser’s obligation to consummate this Agreement of Sale is subject to satisfaction of all of the conditions set forth in this Agreement, including, without limitation, the following:

     5.1 On the Closing Date, there shall exist no pending action, suit or proceeding with respect to Seller, before any court or administrative agency, which seeks to restrain or prohibit, in whole or part, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated by this Agreement.

     5.2 On the Closing Date, there shall have been no material adverse change to the Property relative to its condition on the LOI Date (as hereinafter defined).

     If any such conditions have not been satisfied on or before the date on which such conditions must be satisfied, Purchaser may either waive any or all of such conditions in whole or in part (but any such waiver shall be effective only if made in writing) or pursue its remedies described in Paragraph 8 hereof. No such waiver shall constitute a waiver by Purchaser of any of its rights or remedies, release Seller from any of its liabilities under this Agreement and/or release Seller from any of its liabilities, if Seller shall breach any representation and/or warranty made by Seller in this Agreement. Satisfaction of such conditions shall not waive any representation and/or warranty made by Seller.

ARTICLE 6
CLOSING

     6.1 Provided that all conditions precedent set forth in this Agreement shall have been satisfied, the consummation of the subject transaction (hereinafter referred to as the “Closing”) shall take place at the main Chicago office of the Title Company on a date mutually acceptable to Purchaser and Seller, but in no event later than five (5) business days following the Effective Date (the “Closing Date”). Purchaser and Seller and their respective officers, employees, agents, attorneys and consultants shall cooperate with each other to facilitate the consummation of the subject transaction on or before the Closing Date. Notwithstanding the foregoing, the parties will use their commercially reasonable efforts to close the subject transaction on or prior to April 22, 2005.

     6.2 The closing and disbursement of funds of the subject transaction shall take place simultaneously through the Title Company by means of a so-called “New York style closing”. For purposes of this Agreement, a “New York style closing” shall be a closing with the concurrent delivery of the documents of title, transfer of interests, delivery of the title policy insuring Purchaser as the owner of the Land and Improvements and payment of the Purchase Price.

ARTICLE 7
SELLER’S REPRESENTATION, WARRANTIES, AND COVENANTS

     7.1 Seller represents, warrants and covenants, as the case may be, to Purchaser the following:

(a)	That there are no (i) leases of all or any portion of the Property that are currently in effect, except for the lease of one hundred percent (100%) of the Property to be executed and delivered by Seller to Purchaser at the Closing, which lease shall be in the form set forth on Exhibit C attached hereto (the “Lease”), and/or (ii) other agreements entitling any person to occupy or use any portion of the Property, and Seller shall deliver exclusive possession of the Property, free and clear of all tenancies and rights to possession, to Purchaser at the Closing, except for the tenancy of Seller under the Lease.

(b)	That there are no options to expand, rights of first refusal, redemption rights, management agreements and/or options to purchase in effect as to the Property.

(c)	That neither Seller nor Symons has received any written notice, and Seller has no knowledge, of any (i) actual or threatened reduction or curtailment of any utility service supplied to the Property; (ii) pending or threatened condemnation or other legal action of any kind involving the Property; (iii) violation of any zoning, building, fire, health, safety, handicapped persons, environmental, pollution or use ordinance, statute, or regulation affecting the Property; and/or (iv) contemplated or actual special assessments or re-assessments for general real estate tax purposes affecting the Property.

(d)	That all necessary environmental impact statements relating to the Improvements have been prepared by Seller and, if required, filed with and favorably and finally acted upon by all government offices and/or officials having jurisdiction.

(e)	That there are no actions, suits or proceedings pending, or, to the knowledge of Seller, threatened, against or relating to the Property in any court or before any administrative agency.

(f)	That (i) Seller has obtained or have the requisite corporate or other authority, including, without limitation, any relevant third party or governmental authority, to execute this Agreement and to consummate the same, (ii) the person executing this Agreement on behalf of Seller has the requisite authority to do so, and (iii) upon the execution hereof, this Agreement is binding upon Seller and enforceable in accordance with its terms.

(g)	That the subject transaction is not subject to any regulations, statutes or laws relating to “Bulk Sale” transfers.

(h)	That none of the execution, delivery and/or performance of this Agreement (or of any document or instrument to be executed or delivered pursuant to the terms hereof) will result in the violation of any contractual obligation of Seller to any third party, or conflict with, constitute an event of default under, or result in a breach or violation of, any such document or instrument, or of any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, or any determination or award of any arbitrator.

     All of the foregoing representations and warranties of Seller contained herein shall be deemed to be remade by Seller effective as of the Closing Date.

     7.2 Seller covenants and agrees with Purchaser that, from and after the Effective Date, up to the Closing, Seller shall conduct its business involving the Property as follows, and during such period will satisfy the following (except as expressly provided herein to the contrary):

(a)	Refrain from transferring any of the Property or creating on the Property any easements, liens, mortgages, encumbrances or other interests, or permitting any changes to the zoning classification of the Property.

(b)	Promptly furnish Purchaser a copy of any notice of violation by Seller, Symons and/or the Property of federal, state, county or local laws, ordinances, regulations, orders, or requirements of federal, state, county or local departments or other governmental authorities having jurisdiction over the Property or the use and/or operation thereof, and comply with the same.

(c)	Continue to operate, maintain, repair and replace the Property in the same manner as on the LOI Date.

(d)	Refrain from entering into any lease or other agreement encumbering the Property, other than the Lease.

(e)	promptly disclose in writing to Purchaser any change in any facts and/or circumstances known to Seller that would make any of its representations and/or warranties herein inaccurate, incomplete and/or misleading to the detriment of Purchaser.

ARTICLE 8
DEFAULTS

     8.1 In the event of a default by Purchaser or Seller hereunder, or in the event that any condition to the Closing shall not have been satisfied when required hereunder, and, in the event of a default, except as otherwise expressly provided herein, such default shall not have been cured within five (5) days after the date of the non-defaulting party’s written notice to the defaulting party, the non-defaulting party, at its option, may (a) if the default shall be by Seller, Purchaser may specifically enforce the terms and provisions of this Agreement or terminate its obligations under this Agreement by written notice thereof to Seller and receive a refund of the Earnest Money, whereupon no party hereto shall have any claim against the other by virtue hereof, except as otherwise provided in this Agreement; provided however, that, if the remedy of specific performance shall not be available due to any action or omission of Seller as to the Property, Purchaser shall be entitled to exercise any and all remedies available to purchaser at law and/or in equity; (b) if the default shall be by Purchaser, as its sole and exclusive remedy hereunder and/or at law and/or in equity, Seller may terminate its obligations under this Agreement by written notice thereof to Purchaser and receive the Earnest Money as liquidated damages; and (c) in the event that any condition to the Closing shall not have been satisfied when required hereunder, Purchaser may terminate its obligations under this Agreement by written notice thereof to Seller and receive a refund of the Earnest Money, whereupon no party hereto shall have any claim against the other by virtue hereof, except as otherwise herein provided.

     8.2 Any breach by Seller of any of the representations, warranties or covenants herein contained, which shall not be cured in a manner satisfactory to Purchaser within five (5) days after written notice thereof, shall (a) be deemed a default for purposes of this Article 8, and, if prior to the Closing, further notice under Paragraph 8.1 shall not be required, if such breach shall not have been cured within said 5-day period, and (b) if after the Closing, give rise to an immediate right on the part of Purchaser to sue Seller for damages as a result of any such breach; provided, however, that in no event shall Purchaser be entitled to recover from Seller damages as a result of any such breach in an amount (“Seller’s Damage Limit”) in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00); and, further, provided, however, that, notwithstanding anything contained herein to the contrary, the foregoing right of Purchaser sue Seller for damages as a result of any such breach only shall survive for a period of six (6) months after the Closing.

ARTICLE 9
CLOSING DOCUMENTS

     9.1 At the Closing, Seller shall execute and/or deliver to Purchaser and, where applicable, the Title Company, the following, all in form and substance reasonably satisfactory to Purchaser:

(a)	A duly executed and acknowledged general warranty deed conveying good and marketable fee simple title to the Land, the Improvements and all easements and other rights appurtenant thereto to Purchaser, subject only to the Permitted Exceptions.

(b)	An originally executed counterpart of an assignment by Seller to Purchaser, in form and of substance reasonably satisfactory to Seller and Purchaser, of the Licenses and Permits, along with the consent to such assignment from any third party to any of the Licenses and Permits (the “Assignment”).

(c)	A fully-executed original counterpart of the Lease.

(d)	Possession of the Property, subject to the Lease and all of the terms and conditions thereof.

(e)	Such affidavits and/or certifications required by the Title Company to provide the Title Policy, along with the endorsements thereto reasonably required by Purchaser, including, without limitation, an ALTA Statement in the form then customarily in use by the Title Company (the “Title Affidavits”).

(f)	A certificate of non-foreign status of Seller.

(g)	Written agreements with any real estate broker, finder or real estate agent involved herewith, wherein the same agree to be bound by the terms of Paragraph 13.8 hereof.

(h)	A duly executed copy of an Illinois Responsible Property Transfer Affidavit (the “IRPTA Affidavit”), if required, in order to comply with applicable law.

(i)	Certified copies of such documents as shall be reasonably necessary to evidence the authority of Seller to enter into this Agreement and perform its obligations under this Agreement.

(j)	Such other documents and instruments as shall be required to transfer to Purchaser the right, title and interest of Seller in and to all of the Property.

     9.2 At the Closing, Purchaser will deliver to Seller (a) the Purchase Price in accordance with Article 2 hereof; (b) an assumption by Purchaser of the Assignment; provided, however, that such assumption shall not impose any liability on Purchaser for any acts or omissions of Seller or Symons, as the case may be, under the Licenses and Permits that shall have occurred prior to the Closing Date; (c) a fully-executed original counterpart of the Lease; (d) the Title Affidavits, if required by the Title Company; (e) an executed counterpart of the IRPTA Affidavit, if required in order to comply with applicable law; (f) certified copies of such documents as shall be reasonably necessary to evidence the authority of Purchaser to enter into this Agreement and perform its obligations under this Agreement; and (g) such other documents and instruments as shall be required to transfer to Purchaser the right, title and interest of Seller in and to all of the Property.

     9.3 At the Closing, Seller and Purchaser jointly shall deliver (a) a closing statement and (b) any and all state, county and local transfer tax declarations, if and to the extent required by applicable law.

ARTICLE 10
CLOSING ADJUSTMENTS

     Except as otherwise set forth hereafter, if the transaction contemplated by this Agreement shall be consummated, the following items shall be paid, prorated or adjusted as of the close of business on the day prior to the Closing Date (the “Proration Date”) in the manner hereinafter set forth:

     10.1 Real estate and all personal property taxes due and owing as of the Proration Date, and all penalties and interest thereon and special assessments affecting the Property, will be paid in full by Seller.

     10.2 Current real estate taxes and personal property taxes shall be prorated as of the Proration Date, without regard to when said taxes would be payable in relation to the tax year of the applicable taxing authority, so that the portion of the current taxes allocable to the period from the beginning of such tax year, through the Proration Date, shall be credited to Purchaser, and the portion of the current taxes allocable to the portion of such tax year, from the Proration Date to the end of such tax year, shall be the responsibility of Purchaser. If the amount of the current taxes shall not then be ascertainable, the adjustment thereof shall be predicated upon one hundred five percent (105%) of the most recent ascertainable taxes. Seller and Purchaser hereby further do agree as to the proration for real estate taxes, to re-prorate said real estate taxes promptly upon Purchaser’s receipt of the actual tax bill for the relevant tax year. Notwithstanding anything contained herein to the contrary, in no event shall Purchaser be liable for any taxes levied with respect to buildings or improvements not on the Land. In addition, Purchaser shall have the exclusive right to file, prosecute and/or appeal a tax complaint for the year in which the Proration Date shall occur, all prior years and all subsequent years, and all refunds and other sums due by reason of such tax complaint and/or appeal (collectively, “Refunds”) shall be the property of, and any and all costs associated therewith shall be payable by, the party that shall be responsible, whether pursuant to this Agreement and/or the Lease, for the relevant taxes payable as to the Property and attributable to the year to which such Refunds, if any, shall be applied. Seller hereby assigns to Purchaser all rights that Seller and Symons, respectively, may have to file a tax complaint or appeal for such years. Along those lines, promptly after the Effective Date, Purchaser shall initiate the process of appealing the current assessed valuation of the Property.

     10.3 Seller shall bear and pay the premium for the Title Policy, the charges to comply with the terms of Paragraph 4.1, the cost of the Survey, subject to the remaining terms and conditions hereof, all state, county and local transfer, documentary and stamp taxes on the sale contemplated hereby, all release and recording fees and the ACM Remediation Credit.

     10.4 Purchaser shall bear and pay any title examination fees and additional premiums charged in connection with issuance of any loan policy of title insurance (and endorsements thereto), as well as the costs of Purchaser’s due diligence investigation, tests and reports as to the Property, including, without limitation, all costs associated with obtaining any environmental assessments of the Property.

     10.5 Except as otherwise expressly set forth herein, each party shall bear, pay and be responsible for any and all costs and expenses incurred by such party and/or its respective employees, agents and representatives in connection with the subject transaction, including, without limitation, those of their respective attorneys and accountants.

     10.6 All other items that customarily would be prorated in connection with transactions similar to the subject transaction, and which have not been addressed herein, will be prorated as of the Proration Date in accordance with standard Cook County, Illinois closing practices.

     10.7 All adjustments made pursuant to this Article 10 shall be paid in cash or credited against the cash portion of the Purchase Price at the Closing. All adjustments made pursuant to this Article 10 shall be made on the basis of a thirty (30) day month and, to the extent reasonably practicable, such prorations shall be made at the Closing. To the extent any such prorations cannot be made at the Closing, the same shall be adjusted and completed after the Closing as and when complete information shall become available. Seller and Purchaser agree to cooperate and use their commercially reasonable efforts to complete such prorations no later than thirty (30) days after the Closing Date. Seller and Purchaser shall use their commercially reasonable efforts prior to the Closing to prepare a schedule of the items to be prorated in accordance with this Article 10, so that such prorations can be made at the Closing.

ARTICLE 11
FIRE DAMAGE AND CONDEMNATION

     If, prior to the Closing Date (a) any portion of the Property shall be damaged or destroyed by fire or other casualty, or (b) written notice shall be received by Seller of any action, suit, or proceeding to condemn or take all or any part of the Property under the power of eminent domain, Seller immediately shall notify Purchaser thereof in writing, the subject transaction shall close as scheduled and the Purchase Price shall be the full amount provided in Article 2; provided, however, that, in the case of a condemnation or taking, Purchaser shall receive an absolute assignment on the Closing Date of all of the proceeds of such condemnation award.

ARTICLE 12
BROKER

     Each party represents that no person or entity acting as real estate broker, finder or agent brought about this Agreement or the subject transaction, except for Marcus & Millichap (“Broker”), whose commission shall be paid by Seller, pursuant to a separate agreement between Seller and Broker. Seller agrees to and does hereby indemnify Purchaser from all loss, damage, cost, or expense (including, without limitation, attorneys’ fees) that Purchaser may suffer as a result of any claim or action brought by any broker, finder or agent acting or allegedly acting on behalf of Seller and/or Symons in connection with this Agreement and the subject transaction, including, without limitation, Broker, and Purchaser agrees to and does hereby indemnify and hold Seller harmless from all loss, damage, cost, or expense (including, without limitation, attorneys’ fees) that Seller may suffer as a result of any claim or action brought by any broker, finder or agent acting or allegedly acting on behalf of Purchaser in connection with this Agreement and the subject transaction, other than Broker.

ARTICLE 13
MISCELLANEOUS

     13.1 All notices to be given hereunder shall be personally delivered or sent by express or overnight mail, by certified or registered mail, return receipt requested, with postage prepaid, or by delivery of a facsimile transmission which is confirmed on the sender’s facsimile machine as having been sent to the recipient at the proper facsimile copier number, to the parties at the following addresses (or to such other or further addresses as the parties may hereafter designate by like notice similarly sent):

Seller:	Dayton Superior Corporation
7777 Washington Village Drive, Suite 130
Dayton, OH 45459
Attn: Mark K. Kaler
Fax No.: 937 428-9115

Copy to:	Dayton Superior Corporation
200 East Touhy Avenue
Des Plaines, IL 60018
Attn: Steven C. Huston
Fax No.: 847-298-8958

Purchaser:	International Airport Centers L.L.C.
1849 Green Bay Road, 4th Floor
Highland Park, IL 60035
Attention: Stephen Perlmutter

Fax No.: 847-748-3199

Copy to:	International Airport Centers L.L.C.
1849 Green Bay Road, 4th Floor
Highland Park, IL 60035
Attn: Craig Arnson
Fax No.: 847-748-3099

All notices personally delivered shall be deemed effectively given on the date of such delivery or refusal. All notices sent by overnight mail shall be deemed effectively given on the business day next following the date of such mailing. All notices sent by certified mail shall be deemed effectively given on the third (3rd) business day following the date of such mailing. All notices sent by facsimile transmission shall be deemed effectively given upon the delivery thereof pursuant to this Paragraph 13.1.

     13.2 This Agreement and the exhibits attached hereto (all of which are incorporated herein by this reference), collectively, embody the entire agreement between the parties in connection with the subject transaction, and there are no oral or parol agreements, representations or inducements existing between the parties relating to this transaction that are not expressly set forth herein and covered hereby. This Agreement may not be modified, except by a writing signed by all of the parties to this Agreement.

     13.3 Each agreement, covenant, condition, indemnification, protection, defense, hold harmless agreement, representation and warranty set forth herein shall not be merged into this Agreement or the deed conveying the Land and the Improvements and shall survive the Closing or the termination of this Agreement, as applicable, including any of the foregoing that are to be performed or applied to circumstances subsequent to the Closing Date, and shall run in favor of, and benefit, Purchaser and Seller and their respective successors and assigns.

     13.4 No written waiver by any party at any time of any breach of any provision of this Agreement shall be deemed a waiver of a breach of any other provision herein, or consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any one occasion shall not be deemed a consent to or approval of such action on any subsequent occasion, or a consent to or approval of any other action on the same or any subsequent occasion.

     13.5 Purchaser may assign this Agreement provided that (a) Purchaser notifies Seller thereof and (b) such assignee is a subsidiary or an affiliate of Purchaser, whereupon Purchaser shall have no further liabilities or obligations under this Agreement or with respect to the Property, from and after the date of such assignment. For purposes of this paragraph, an entity is an “affiliate” of Purchaser, if it is owned or controlled by, or under common control with, Purchaser, or at least 50% of the equity interests in such entity are beneficially owned by the same entities as such “affiliate”.

     13.6 Time is of the essence in connection with this Agreement and the subject transaction.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

     13.7 If an event specified to occur herein shall fall on a Saturday or Sunday, or on a day on which banking institutions in the State of Illinois are authorized by law to close, then such event shall occur on the next day that is not a Saturday or Sunday, or on a day on which banking institutions in the State of Illinois are authorized by law not to close, as the case may be.

     13.8 Neither Seller nor Purchaser shall, and Seller shall not permit any broker, finder or agent, including, without limitation, Broker, to, publicize the subject transaction in any way, but rather, shall treat the same with confidentiality. Each party agrees that, prior to the Closing or the termination of this Agreement, as applicable, it shall not make any disclosure to a third party regarding the financial terms of this Agreement, with the exception of any person or entity that Seller or Purchaser, as the case may be, relies upon for advice on such matters (i.e., legal counsel or accountants), or any other person or entity that reasonably shall require such information to complete the subject transaction.

     13.9 The parties hereby agree that, except for those items to be prorated in accordance with the provisions hereof, or as otherwise expressly herein provided, each party shall be solely liable for the payment of all costs, expenses, liabilities, obligations and claims arising out of such party’s ownership and operation of the Property prior to or after, as the case may be, the Closing Date, and such party hereby agrees to protect, defend, indemnify and forever hold harmless the other party, from and against any such costs, expenses, liabilities, obligations and claims; provided, however, that in no event shall Seller be liable for the payment of any costs, expenses, liabilities, obligations or claims arising prior to the Closing Date with respect to any matter that relates solely to (a) the physical or geological condition of the Property, (b) a violation of any applicable law with respect to the physical condition of the Property, (c) the presence of any Hazardous Materials (as defined in the Lease) on, under or about the Property, (d) a violation of any Environmental Laws (as defined in the Lease) with respect to the Property, or (e) the zoning of the Property, except to the extent that any of the items set forth in the foregoing sub-clauses (a) through (e), both inclusive, shall conflict with any representation or warranty expressly made by Seller in this Agreement, subject to the provisions of Paragraph 8.2 hereof. In addition, in no event shall (i) any of the shareholders, officers, directors, employees, trustees, beneficiaries or agents of Seller (collectively, “Seller’s Parties”) have any personal liability whatsoever for Seller’s obligations, representations and warranties under or pursuant to this Agreement, or (ii) any of the managers, members, officers, directors, employees, trustees, beneficiaries or agents of Purchaser have any personal liability whatsoever for Purchaser’s obligations, representations and warranties under or pursuant to this Agreement. The provisions of this Section 13.09 expressly shall survive the Closing and shall not be merged into the deed or other documents delivered at the Closing.

     13.10 In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and costs, including, without limitation, all fees and costs incurred prior to and at all trial and appellate levels.

     13.11 This Agreement may be signed in counterparts, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument. Counterparts hereof also may be transmitted by facsimile copier, which, together, shall be deemed to be an original.

     13.12 Notwithstanding anything to the contrary contained herein or in the Letter of Intent as to the subject transaction (“LOI”) executed and delivered by Seller and Purchaser as of March 3, 2005 (the “LOI Date”), except to the extent that, pursuant to the terms, provisions and/or conditions of the LOI, any of such terms, provisions and/or conditions are expressly intended to survive the expiration or earlier termination thereof, (a) this Agreement shall supersede the LOI, (b) from and after the Effective Date, the LOI shall be null and void and of no further force or effect and (c) in the event of any conflict between any term, provision or condition contained herein, and any term, provision or condition contained in the LOI, the terms, provisions and conditions of this Agreement shall govern and control.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Sale the day and year first above written.

SELLER:		PURCHASER:

DAYTON SUPERIOR CORPORATION,		INTERNATIONAL AIRPORT CENTERS
an Ohio corporation		L.L.C., a Delaware limited liability company

By:		By:

Name:	Mark K. Kaler	Name:

Title:	Vice President of Strategic Planning	Title:

EXHIBIT A

Legal Description

Lot 1 in Symons Corporation Subdivision a Subdivision of the Southwest fractional 1/4 of Section 30, Township 41 North, Range 12, East of the Third Principal Meridian, in Cook County, Illinois

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EXHIBIT B

Permitted Exceptions

1.	General real estate taxes for the second installment of the year 2004, the year 2005 and subsequent years.

2.	Right of Melvin S. Poyer and his wife, his heirs, executives, grantors or assigns to, at any and all times, enter into and upon the premises in question to repair drain pipes laid across said premises as reserved in the Warranty Deed from Melvin S. Poyer and wife to Henry F. Hasselman and Mary L. Hasselman, his wife, dated March 1, 1916 and recorded March 6, 1916 as Document 5817188.

3.	Rights of the public, State of Illinois and the municipality in and to that part of the premises in question, if any, taken or used for road purposes.

4.	Public utility easement created by plat of subdivision recorded as document 90134771 in favor of the Commonwealth Edison Company and the Illinois Bell Telephone Company, their respective successors and assigns, under, over, across, along and upon the surface of the property shown within the dotted lines on such plat and marked “easement”.

5.	Public utilities easement created by the plat of subdivision recorded as document 90134771 in favor of Northern Illinois Gas Company, its successors and assigns in all platted easement areas.

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EXHIBIT C

Lease

[To be attached by Seller and Purchaser prior to the execution of this Agreement]

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